Exhibit 99.1
FOR IMMEDIATE RELEASE
Hayes Lemmerz International Stockholders Approve Rights Offering and Related Proposals
Northville, Michigan — May 4, 2007 — Hayes Lemmerz International, Inc. (Nasdaq: HAYZ) announced the results of the special meeting of stockholders held today to consider the following proposals:
•	Approval of (i) a rights offering (the “Rights Offering”) of up to $180,000,000 to holders of the Company’s outstanding Common Stock as of April 10, 2007, through the issuance of 55,384,615 rights to purchase one share of Common Stock at an exercise price of $3.25 per share (the “Exercise Price”), (ii) the sale of any Common Stock not subscribed for in the Rights Offering to Deutsche Bank Securities Inc. (the “Investor”) and SPCP Group, LLC, an affiliate of Silver Point Capital, L.P., (iii) at the Investor’s option, the purchase of up to 4,038,462 shares of Common Stock at the Exercise Price, resulting in additional proceeds of up to $13,125,002, and (iv) the related Amended and Restated Equity Purchase and Commitment Agreement and other transactions contemplated thereby.

•	Amendment of the Company’s Certificate of Incorporation to increase the aggregate number of authorized shares of Common Stock from 100,000,000 to 200,000,000 and the aggregate number of authorized shares of capital stock from 101,000,000 to 201,000,000.

•	Amendment of the Company’s Certificate of Incorporation to increase the maximum number of members of the Board of Directors from nine to twelve.

All three proposals were approved, with more than 99% of the shares voted at the special meeting and more than 61% of the total issued and outstanding shares supporting each proposal.
“We very much appreciate the strong support of our stockholders in our efforts to reduce our debt and increase stockholder equity,” said James Yost, Vice President of Finance and Chief Financial Officer. “The approval of the Rights Offering and the related proposals is a significant step in completing our overall debt refinancing, reducing leverage and lowering interest costs, as reflected in the improved ratings by Standard & Poor’s Ratings Services as well as Moody’s Investor Services.”
Each record holder of the Company’s Common Stock on April 10, 2007 received 1.3970 rights for each share of common stock held on the record date. The rights may be exercised until 5:00 p.m. Eastern Daylight Time, on Monday, May 21, 2007, unless the Rights Offering is extended by the Company. Stockholders who receive rights through a bank or broker will receive instructions for exercising rights from their bank or broker and may be required to act prior to the stated expiration time. Hayes Lemmerz may terminate the Rights Offering for any reason prior to the expiration time.
This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company’s expectations and beliefs concerning future events that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this release are forward looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward looking statements include the factors set forth in our periodic reports filed with the SEC. Consequently, all of the forward looking statements made in this press release are qualified by these and other factors, risks, and uncertainties.
Hayes Lemmerz International, Inc. is a leading global supplier of automotive and commercial highway wheels, brakes and powertrain components. The Company has 30 facilities and approximately 8,500 employees worldwide.
Contact: Marika P. Diamond, Hayes Lemmerz International, Inc., 734.737.5162